Exhibit e(8) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit E

to the

Distributor’s Contract

Federated Equity Income Fund, Inc.

Institutional Shares

In consideration of the mutual covenants set forth in the Distributor's Contract dated the 1st day of March, 1993, between Federated Equity Income Fund, Inc. (formerly Liberty Equity Income Fund, Inc.) and Federated Securities Corp., Federated Equity Income Fund, Inc. executes and delivers this Exhibit on behalf of the Institutional Shares of Federated Equity Income Fund, Inc., first set forth in this Exhibit.

Witness the due execution hereof this 1st day of March, 2012.

FEDERATED EQUITY INCOME FUND, INC.

By: /s/ J. Christopher Donahue
Name: J. Christopher Donahue
Title: President

FEDERATED SECURITIES CORP.

By: /s/ Thomas E. Territ
Name: Thomas E. Territ
Title: President